Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners Announces Fourth Quarter 2018 Results;

Record Production and Revenue

Daily production has more than tripled since IPO; proved developed reserves increased by

118% year-over-year

FORT WORTH, Texas, March 7, 2019 — Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell Royalty Partners” or “Kimbell”), a leading owner of oil and natural gas mineral and royalty interests across 28 states, today announced financial and operating results for the fourth quarter ended December 31, 2018.

Fourth Quarter 2018 Highlights

•                  Q4 2018 distribution of $0.40 per common unit (expected to be substantially tax free), up $0.04 or 11% per common unit from Q4 2017; implies an 9.1% annualized yield based on the March 6, 2019 closing price of $17.50 per common unit

•                  2018 full year distribution of $1.70 per common unit; implies a 9.7% yield based on the March 6, 2019 closing price of $17.50 per common unit

•                  Average daily production of 10,066 barrels of oil equivalent (“Boe”) per day(1), up 18% from Q3 2018 and up 187% from Q4 2017, with total Q4 2018 production of 823,311(2) Boe, consisting of 196,196 barrels (“Bbls”) of oil, 3,123,599 thousand cubic feet (“Mcf”) of natural gas and 106,522 Bbls of natural gas liquids (“NGLs”)

•                  Proved developed reserves increased by 118% year-over-year

•                  Q4 2018 oil, natural gas and NGL revenues of $23.0 million, up 9% from Q3 2018 and up 143% from Q4 2017

•                  Q4 2018 consolidated net loss (including non-controlling interest) of $3.3 million, primarily due to a non-cash impairment of $12.6 million, compared to consolidated net loss of $3.8 million in Q3 2018 and consolidated net income of $1.1 million in Q4 2017

•                  Q4 2018 consolidated Adjusted EBITDA (as defined and reconciled below) of $14.9 million, up 6% from Q3 2018 and up 135% from Q4 2017

(1)         Reflects average daily production during the period from December 20, 2018 through year-end 2018 after giving effect to the Drop Down transaction.

(2)         Includes production attributable to the assets acquired in the Drop Down for the period from December 20, 2018 through year-end 2018.

On December 20, 2018, Kimbell closed the acquisition of certain oil and gas royalty assets from certain affiliated sellers (the “Drop Down”) for approximately $90.0 million.  Even though Kimbell was entitled to cash flows from these assets as of October 1, 2018, under accounting principles generally accepted in the United States (“GAAP”), Kimbell may only record production, revenues, net income and other financial measures as of and from the closing date.  Thus, the above fourth quarter 2018 highlights only include eleven days of operational activity from the Drop Down assets.

Recent Development

As previously disclosed, on February 6, 2019, Kimbell agreed to acquire certain oil and gas royalty assets owned by certain affiliates of EnCap Investments L.P. for approximately $151.3 million (the “Phillips Acquisition”). The Phillips Acquisition is expected to close in late March 2019. The closing of the Phillips Acquisition remains subject to the satisfaction of certain closing conditions, and there can be no assurance that it will be completed as planned or at all.

“The fourth quarter generated record high production and revenues, providing an excellent close to the year as we continue to build on this momentum in 2019,” said Robert Ravnaas, Chairman and Chief Executive Officer of Kimbell Royalty Partners’ general partner.  “Since our initial public offering in February 2017, we have more than tripled our production and are poised for continued growth in 2019.”

“With our recently announced Phillips Acquisition, we will have announced or completed approximately $700 million in acquisitions in just over six months.  These acquisitions have transformed our company and positioned Kimbell as one of the leading consolidators within the U.S. royalty and minerals space.”

“The assets we acquired in 2018 from Haymaker and through the Drop Down are outperforming our expectations.  Most notably, the Haymaker assets experienced significant growth from new wells coming online in the Haynesville shale during the fourth quarter of 2018.  Moreover, the Drop Down assets generated production growth from new wells that came online in the Eagle Ford shale.  We are experiencing the best of both worlds — organic growth from our recently acquired assets, coupled with the stability of the PDP decline rate from Kimbell’s legacy assets.”

“In 2019, we continue to see positive trends in the royalty sector, including potential opportunities for additional accretive acquisitions as deal-flow remains high.  Our company is performing at a high level, and we will continue to work hard to enhance value for our unitholders.”

Fourth Quarter 2018 Distribution

On January 25, 2019, Kimbell announced a cash distribution of $0.40 per common unit.  This represented an 11% increase from the fourth quarter of last year.  Since our initial public offering (“IPO”) in February 2017, we have paid total cash distributions of $2.90 per common unit.  In addition, we expect this distribution to be substantially tax free.

Financial Highlights

Total fourth quarter 2018 revenues increased 64% from the prior quarter to $30.3 million and were up $20.6 million from the fourth quarter of last year.  Fourth quarter 2018 net loss attributable to common units was $1.6 million, or $0.10 per common unit, compared to net loss attributable to common units of $3.7 million in the prior quarter and net income attributable to common units of approximately $1.1 million in the fourth quarter of last year.  Fourth quarter 2018 consolidated net loss was $3.3 million, compared to consolidated net loss of $3.8 million in the prior quarter and consolidated net income of $1.1 million in the fourth quarter of last year.

Consolidated Adjusted EBITDA for the quarter totaled $14.9 million, versus $14.0 million in the prior quarter and $6.3 million in the fourth quarter of last year.  (Adjusted EBITDA is a non-GAAP financial  measure.  Please see a reconciliation to the nearest GAAP financial measures at the end of this news release).  Average realized price per Bbl for oil was $53.77, natural gas per Mcf was $3.21, and NGLs per Bbl was $22.39.

Kimbell recorded a $12.6 million non-cash impairment expense in the fourth quarter of 2018 as a result of the full-cost ceiling limitation.  This non-cash impairment expense is not expected to impact the cash flow available for distribution generated by Kimbell, nor its liquidity or ability to make acquisitions in the future.  We will reflect such impairment in our financial statements filed with our upcoming Form 10-K for the year ended December 31, 2018.

General and administrative (“G&A”) expenses were $5.2 million in Q4 2018, of which $4.2 million was cash G&A expense and included $0.9 million in costs associated with the Transition Services Agreement (the “TSA”), which relates to the integration of the acquisition of certain subsidiaries of Haymaker Minerals & Royalties, LLC and Haymaker Properties, L.P. (the “Haymaker Acquisition”).  The TSA expired at year-end 2018, and no further costs will be incurred relating to the TSA.

As of December 31, 2018, Kimbell had outstanding 18,056,487 common units and 19,453,258 Class B units.

Production

Fourth quarter 2018 average daily production increased 18% from the prior quarter to 10,066 Boe per day (reflects average daily production during the period from December 20, 2018 through year-end after giving effect to the Drop Down transaction), for total production of 823,311 Boe.  Fourth quarter 2018 average daily production for the full quarter was 8,949 Boe per day.  Revenues were derived 56% from liquids (46% from oil and 10% from NGLs) and 44% from natural gas.  Production was composed of approximately 37% liquids (24% oil and 13% NGLs) and 63% natural gas on a 6:1 basis.

Reserves

Ryder Scott Company, L.P. prepared an estimate of Kimbell’s proved reserves as of December 31, 2018.  Average prices of $65.56 per Bbl of oil and $3.10 per MMBtu of natural gas were used in accordance with applicable rules of the Securities and Exchange Commission (the “SEC”).  Realized

prices with applicable differentials were $60.60 per Bbl of oil, $2.24 per Mcf of natural gas and $20.78 per Bbl of natural gas liquids.

Proved developed reserves at year-end 2018 increased by approximately 118% year-over-year to almost 34 MMBoe, reflecting the acquisitions Kimbell made during the year along with continued development by the operators of Kimbell’s acreage.

	Crude Oil and Condensate (MBbls)	Natural Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBOE)
Net proved developed reserves at December 31, 2017	5,284	47,501	2,202	15,403
Revisions of previous estimates	761	7,229	1,005	2,971
Purchases of minerals in place	3,729	69,465	2,166	17,473
Production	(591)	(7,874)	(310)	(2,213)
Net proved developed reserves at December 31, 2018	9,183	116,321	5,063	33,634

Liquidity

At December 31, 2018, Kimbell’s consolidated debt to consolidated Adjusted EBITDA was 1.2x (reflecting a full quarter of the Drop Down assets) based on Q4 2018 annualized consolidated Adjusted EBITDA.

At December 31, 2018, Kimbell had $87.3 million outstanding under its $200.0 million revolving credit facility.  As of December 31, 2018, Kimbell was in compliance with all related financial covenants.

Hedging

Kimbell hedges its daily production in a manner that approximates the amount of debt and/or preferred equity as a percent of its enterprise value.  As of December 31, 2018, Kimbell had hedged daily oil and natural gas production of approximately 24% of its production.  Please see the supplemental schedule at the end of this news release for hedging details.

2019 Guidance

Kimbell plans to issue 2019 guidance after the closing of the Phillips Acquisition, which we anticipate to occur on or around March 29, 2019.

Conference Call

Kimbell Royalty Partners will host a conference call and webcast today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss fourth quarter 2018 results.  To access the call live by phone, dial 201-389-0869 and ask for the Kimbell Royalty Partners call at least 10 minutes prior to the start time.  A telephonic replay will be available through March 14, 2019 by dialing 201-612-7415 and using the conference ID 13685988#.  A webcast of the call will also be available live and for later replay on Kimbell Royalty Partners’ website at http://kimbellrp.investorroom.com under Events and Presentations.

About Kimbell Royalty Partners, LP

Kimbell (NYSE: KRP) is an oil and gas mineral and royalty limited partnership based in Fort Worth, Texas. Kimbell is managed by its general partner, Kimbell Royalty GP, LLC. Kimbell owns mineral and royalty interests in approximately 12.2 million gross acres in 28 states and in nearly every major onshore basin in the continental United States, including ownership in more than 86,000 gross producing wells, with over 38,000 wells in the Permian Basin.  To learn more, visit http://www.kimbellrp.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements involve risks and uncertainties, including risks relating to the tax treatment of Kimbell’s fourth quarter 2018 distribution, the expected timing of the closing of the Phillips Acquisition, Kimbell’s business, prospects for growth and acquisitions and the securities markets generally.  Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell’s filings with the SEC.  These include risks that the anticipated benefits of the Phillips Acquisition are not realized, as well as risks inherent in oil and natural gas drilling and production activities, including risks with respect to low or declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow; risks related to the impairment of oil and natural gas properties; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices; risks regarding Kimbell’s ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance; risks relating to Kimbell’s hedging activities; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks relating to delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; risks relating to borrowing base redeterminations by Kimbell’s lenders; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to acquisitions, dispositions and drop downs of assets; risks relating to Kimbell’s ability to realize the anticipated benefits from and to integrate acquired assets, including the assets acquired in the Haymaker Acquisition, the Drop Down and the Phillips Acquisition (if completed); and other risks described in Kimbell’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.

Contact:

Rick Black

Dennard Lascar Investor Relations

krp@dennardlascar.com

(713) 529-6600

– Financial statements follow –

Kimbell Royalty Partners, LP

Condensed Consolidated Balance Sheet

(Unaudited, in thousands)

December 31,
2018
Assets:
Current assets
Cash and cash equivalents	$15,774
Oil, natural gas and NGL receivables	18,809
Commodity derivative assets	2,981
Other current assets	50
Total current assets	37,614
Property and equipment, net	430
Oil and natural gas properties
Oil and natural gas properties (full cost method)	818,595
Less: accumulated depreciation, depletion and accretion	(107,780)
Total oil and natural gas properties	710,815
Commodity derivative assets	1,247
Loan origination costs, net	3,179
Total assets	$753,285
Liabilities, mezzanine equity and unitholders’ equity:
Current liabilities
Accounts payable	$1,331
Other current liabilities	2,469
Total current liabilities	3,800
Long-term debt	87,310
Total liabilities	91,110
Commitments and contingencies
Mezzanine equity:
Series A preferred units	69,449
Unitholders’ Equity:
Common units	293,993
Class B units	972
Total unitholders’ equity	294,965
Noncontrolling interest	297,761
Total equity	592,726
Total liabilities, mezzanine equity, and equity	$753,285

Kimbell Royalty Partners, LP

Condensed Consolidated Statement of Operations

(Unaudited, in thousands, except per-unit data and unit count)

	Three Months Ended	Three Months Ended
	December 31, 2018	December 31, 2017
Revenue
Oil, natural gas and NGL revenues	$22,972	$9,464
Lease bonus and other income	89	544
Gain (loss) on commodity derivative instruments	7,190	(319)
Total revenues	30,251	9,689
Costs and expenses
Production and ad valorem taxes	1,368	850
Depreciation, depletion and accretion expenses	9,718	4,390
Impairment of oil and natural gas properties	12,558	—
Marketing and other deductions	1,784	580
General and administrative expenses	5,197	2,485
Total costs and expenses	30,625	8,305
Operating income (loss)	(374)	1,384
Other expense
Interest expense	1,415	323
Net income (loss) before income taxes	(1,789)	1,061
Benefit from income taxes	(1,952)	—
Net income before distribution and accretion on	163	1,061
Series A preferred units
Distribution and accretion on Series A preferred units	(3,470)	—
Net income (loss)	(3,307)	1,061
Net income (loss) attributable to noncontrolling interests	(1,715)	—
Net income (loss) attributable to Kimbell Royalty Partners LP	(1,592)	1,061
Distribution on Class B units	(18)	—
Net income (loss) attributable to common units	$(1,610)	$1,061

Basic	$(0.10)	$0.06
Diluted	$(0.10)	$0.06
Weighted average number of common units outstanding
Basic	16,898,563	16,342,228
Diluted	16,898,563	16,509,799

Kimbell Royalty Partners, LP

Condensed Consolidated Statement of Operations

(Unaudited, in thousands, except per-unit data and unit count)

Twelve Months Ended
December 31, 2018
Revenue
Oil, natural gas and NGL revenues	$65,713
Lease bonus and other income	1,213
Gain (loss) on commodity derivative instruments	3,332
Total revenues	70,258
Costs and expenses
Production and ad valorem taxes	4,400
Depreciation, depletion and accretion expenses	25,213
Impairment of oil and natural gas properties	67,312
Marketing and other deductions	4,652
General and administrative expenses	16,847
Total costs and expenses	118,424
Operating loss	(48,166)
Other expense
Interest expense	4,092
Net loss before income taxes	(52,258)
Provision for income taxes	25
Net loss before distribution and accretion on	(52,283)
Series A preferred units
Distribution and accretion on Series A preferred units	(6,310)
Net loss	(58,593)
Net loss attributable to noncontrolling interests	(1,856)
Net loss attributable to Kimbell Royalty Partners LP	(56,737)
Distribution on Class B units	(31)
Net loss attributable to common units	$(56,768)

Basic	$(3.08)
Diluted	$(3.08)
Weighted average number of common units outstanding
Basic	18,442,234
Diluted	18,442,234

Kimbell Royalty Partners, LP
Supplemental Schedules

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies.  We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations period to period without regard to our financing methods or capital structure.  In addition, management uses Adjusted EBITDA to evaluate cash flow available to pay distributions to our unitholders.  We define Adjusted EBITDA as net income (loss) before interest expense, net of capitalized interest, non-cash unit-based compensation, unrealized gains and losses on commodity derivative instruments, impairment of oil and natural gas properties, income taxes and depreciation, depletion and accretion expense.  Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.  We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.  Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA.  Adjusted EBITDA should not be considered an alternative to net income, oil, natural gas and natural gas liquids revenues, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  We expect that cash available for distribution for each quarter will generally equal our Adjusted EBITDA for the quarter, less cash needed for debt service and other contractual obligations and fixed charges and reserves for future operating or capital needs that the board of directors may determine is appropriate.

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands)

	Three Months Ended	Three Months Ended
	December 31, 2018	December 31, 2017
Reconciliation of net cash provided by operating activities to Adjusted EBITDA
Net cash provided by operating activities	$14,611	$4,608
Interest expense	1,415	323
Current income tax benefit	(478)	—
Impairment of oil and natural gas properties	(12,558)	—
Amortization of loan origination costs	(258)	(16)
Unit-based compensation	(1,027)	(229)
Change in fair value of open commodity derivative instruments	8,042	(319)
Changes in operating assets and liabilities:
Oil, natural gas and NGL revenues receivable	(1,740)	1,193
Other receivables	(376)	(22)
Accounts payable	200	(164)
Other current liabilities	1,513	400
Consolidated EBITDA	$9,344	$5,774
Add:
Impairment of oil and natural gas properties	12,558	—
Unit-based compensation	1,027	229
Change in fair value of open commodity derivative instruments	(8,042)	319
Consolidated Adjusted EBITDA	$14,887	$6,322
Adjusted EBITDA attributable to non-controlling interest	(7,721)	—
Adjusted EBITDA attributable to Kimbell Royalty Partners LP	$7,166	$6,322

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands)

Three Months Ended
December 31, 2018

Net income before distribution and accretion on Series A preferred units	$163
Depreciation, depletion and accretion expenses	9,718
Interest expense	1,415
Benefit from income taxes	(1,952)
Consolidated EBITDA	$9,344
Impairment of oil and natural gas properties	12,558
Unit-based compensation	1,027
Change in fair value of open commodity derivative instruments	(8,042)
Consolidated Adjusted EBITDA	$14,887
Adjusted EBITDA attributable to non-controlling interest	(7,721)
Adjusted EBITDA attributable to Kimbell Royalty Partners LP	$7,166

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Cash interest expense	672
Cash distributions on Series A preferred units	927
Cash distributions on Class B units	18
Cash available for distribution on common units	$5,549

Common units outstanding on December 31, 2018	18,056,487

Cash available for distribution per common unit outstanding	$0.31

Common units outstanding on February 4, 2019 Record Date	19,495,403

Fourth quarter 2018 distribution declared(1)	$0.40

(1) The difference between the declared distribution and the cash available for distribution is primarily attributable to the acquisition of the Drop Down assets being effective on October 1, 2018, but only reflected in the condensed consolidated financial statements from December 20, 2018 onward.

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands)

Three Months Ended
December 31, 2017

Net income	$1,061
Depreciation, depletion and accretion expenses	4,390
Interest expense	323
EBITDA	$5,774
Unit-based compensation	229
Loss on commodity derivative instruments	319
Adjusted EBITDA	$6,322

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Cash interest expense	179
Capital expenditures	—
Cash available for distribution	$6,143

Limited partner units outstanding(1)	16,836,453

Cash available for distribution per common unit outstanding	$0.36

(1)  As of fourth quarter 2017 distribution record date of February 7, 2018.

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited)

Fixed Price Swaps as of December 31, 2018

			Weighted Average
	Volumes		Fixed Price
	Oil	Nat Gas	Oil	Nat Gas
	BBL	MMBTU	$/BBL	$/MMBTU
1Q 2019	55,260	951,570	$61.47	$2.74
2Q 2019	55,874	962,143	$61.47	$2.74
3Q 2019	56,488	972,716	$61.47	$2.74
4Q 2019	56,488	972,716	$61.47	$2.74
1Q 2020	55,874	962,143	$60.22	$2.89
2Q 2020	55,874	962,143	$60.68	$2.51
3Q 2020	56,304	829,288	$50.45	$2.53
4Q 2020	56,304	829,288	$50.65	$2.63